AGREEMENT

THIS AGREEMENT (the "Agreement") is made effective as of June 20, 2014 (the "Effective Date"), by and between Spotlight Innovation, Inc., a Nevada corporation ("Company) and David F. Hostelley, PhD, CPA (inactive) ("CFO"), solely owned by.

WHEREAS, the Company desires to retain CFO to act as the Company's interim principal accounting and chief financial officer (as defined in the rules under the Securities Exchange Act of 1934), and CFO desires to serve in that capacity;

WHEREAS, in that role, the CFO will serve as the Company's Chief Financial Officer and will perform all functions related thereto, including but not limited to overseeing the Company's accounting and finance organization, preparing the Company's financial statements and signing the Company's reports on Form 10-Q and 10-K, and other reports, as applicable, communicating with shareholders and assisting in a financing or other strategic transaction (collectively, the "Services");

NOW, THEREFORE, in consideration of the mutual promises and obligations herein, and other valuable consideration, the receipt and sufficiency of which are acknowledged, the parties agree as follows:

AGREEMENT

1. **Services.** During the term of this Agreement, CFO will provide the Services as the Company's Chief Financial Officer, and will report directly to Cris Grunewald, the Company's Chief Executive Officer. CFO will provide the Services as described above.

2. **Fees.** During the term of this Agreement, the Company shall pay CFO a monthly fee of $4,000, to be paid in advance monthly, the first payment of $2,000 upon signing this agreement and $4,000 per month beginning July 1, 2014.

3. **Term & Termination.** This Agreement shall commence on the Effective Date and shall continue through January 31, 2015, unless terminated or extended as set forth below.

a) Termination For Convenience. Either party may terminate this Agreement at any time for any or for no reason by giving thirty (30) days' written notice of termination to the other party.

b) Termination For Cause. The Company may immediately terminate CFO's engagement for Cause upon written notice of termination to CFO, with the particular Cause being specified in such notice. "Cause" means any of the following in the Company's judgment: (1.) CFO's conduct, failure or omission which has, or may have, an adverse effect on the Company; (2.) CFO's act or acts amounting to gross negligence or willful misconduct to the detriment of the Company; (3.) CFO's fraud or embezzlement of funds or property; or (4.) CFO's failure to observe or perform any covenant, condition or provision of this Agreement.

c) Extension. Upon the mutual agreement of CFO and Company, the term of this Agreement may be extended beyond January 31, 2015. In the event CFO continues at the Company's request, the Agreement will be deemed extended for so long as CFO performs such Services.

Any termination of this Agreement shall discontinue Company's payment obligations.

5. **Ownership of Work Product; Proprietary Information.** CFO agrees that all product information, specifications, marketing plans, financial, accounting, statistical or technical data, business and strategic plans, research and development, personnel and customer information, know-how, inventions, records, and any and all other proprietary information related to the Company that CFO develops, learns or obtains in connection with his services for the Company, and that have not been publicly disclosed by the Company, constitute "Confidential Company Information." CFO agrees that all of the preceding listed types of information shall be presumed confidential, regardless of whether it is marked "confidential" or "proprietary." CFO shall not copy, take, distribute, disclose, directly or indirectly, or use for any purpose, any Confidential Company Information without the prior written consent of the Company, and CFO shall take reasonable precautions to protect the Confidential Company Information. However, CFO shall not be obligated under this paragraph with respect to information CFO can document was or becomes readily publicly available without restriction through no fault of CFO and that he does not or should not believe was improperly disclosed to the public by someone else. Upon termination of his services under this Agreement, and as otherwise requested by the Company, CFO will promptly return to Company all items and copies containing or embodying Confidential Company Information, except that CFO may keep his personal copies of his compensation records and this Agreement. CFO also recognizes and agrees that CFO has no expectation of privacy with respect to Company's telecommunications, networking or information processing systems (including, without limitation, stored computer files, email messages and voice messages) and that CFO's activity, and any files or messages, on or using any of those systems may be monitored at any time without notice.

6. **Non-Solicitation.** During the term of this Agreement and for a period of one (1) year from the date of CFO's termination of service to the Company for any reason, he will not directly or indirectly induce any employee or CFO, customer or business partner, of the Company to cease or diminish his, her or its relationship with the Company.

7. **Representations and Warranties.**

a) CFO represents and warrants that he is not subject to any employment agreement or confidentiality agreement that conflicts, or is likely to conflict, with CFO's obligations to the Company under this Agreement. CFO further represents and warrants that he will not provide to the Company any proprietary intellectual property of a third party that might subject the Company to a claim of misappropriation of trade secrets.

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8. **Indemnity.** The Company will indemnify CFO for acts within the scope of his Services to the Company so that he is indemnified in the same manner as he would be if acting as a full time Chief Financial Officer of the Company, provided CFO has not been negligent in his duties hereunder.

9. **Governing Law & Venue.** This Agreement is to be governed by and construed in accordance with the internal laws of the State of Iowa, excluding its choice of law provisions. CFO

10. **Severability.** If any provision of this Agreement is determined to be invalid or unenforceable, such determination shall not affect the validity or enforceability of any part or provision of this Agreement.

11. **Waiver.** No waiver by any party of any breach of provision hereof shall constitute a waiver of any other breach of that or any other provision hereof.

12. **Entire Agreement.** This Agreement contains the entire agreement of the parties relating to the subject matter hereof, and supersede any prior or contemporaneous agreement.

13. **Notices**. Any notices required or permitted hereunder shall be given to the appropriate party at the address specified below or at such other address as the party shall specify in writing. Such notice shall be deemed given upon proof of delivery if sent by messenger or overnight courier service, three days after the date of mailing if sent by U.S. mail, and when transmitted if sent by email with confirmation of successful transmission.

If to the Company:

6750 Westown Pkwy, Suite 226
West Des Moines, IA 50266
Phone: 515-274-9078
Attn: Cris Grunewald, CEO
Email: cris@spotlightinnovation.com

If to CFO:
David F. Hostelley, Ph.D., CPA (inactive)

9974 Huntington Park Drive
Strongsville, OH 44136
Email: davidhostelley@yahoo.com

IN WITNESS WHEREOF, the parties acknowledge that they have read this Agreement, fully understand it, and freely and voluntarily agree to each of its provisions.

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COMPANY

Cris Grunewald
Chief Executive Officer

CFO

David .F. Hostelley